                                                                   Exhibit 10.2

                                                                  EXECUTION COPY

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                    ASSET PURCHASE AND CONSIGNMENT AGREEMENT

                                  dated as of

                                  May 31, 1997

                                  by and among

                            MCM LIMITED PARTNERSHIP,

                             ART RENAISSANCE, INC.

                                      and

                          ART RENAISSANCE CHICAGO, INC.

================================================================================

                    ASSET PURCHASE AND CONSIGNMENT AGREEMENT
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I
PURCHASE AND SALE OF ASSETS
      1.1      Agreement to Sell and Purchase ...............................  1
      1.2      Acquired Assets ..............................................  2
      1.3      Excluded Assets ..............................................  3
      1.4      Assumed Liabilities ..........................................  4
      1.5      Retained Liabilities .........................................  5
      1.6      Purchase Price; Allocation of Purchase Price .................  6
      1.7      Agreement Regarding TBO's ....................................  7
      1.8      [Intentionally Omitted] ......................................  7
      1.9      Additional Provisions ........................................  7

ARTICLE II
CONSIGNMENT OF CERTAIN INVENTORY
      2.1      Grant of Rights .............................................. 10
      2.2      Consignment Fee .............................................. 10
      2.3      Labelling of Consigned Inventory ............................. 14
      2.4      Costs ........................................................ 14
      2.5      Insurance; Storage of Consigned Inventory .................... 14
      2.6      Title; UCC Filings ........................................... 15
      2.7      Removal of Consigned Inventory; Inspection ................... 15

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MCM
      3.1      Organization and Good Standing ............................... 15
      3.2      Authority .................................................... 16
      3.3      No Conflicts ................................................. 16
      3.4      Consents and Approvals ....................................... 16
      3.5      No Interest in Other Entities ................................ 16
      3.6      Compliance with Law ..... .................................... 16
      3.7      Compliance with Material Agreements and Leases ............... 17
      3.8      Ordinary Course ...... ....................................... 17
      3.9      Litigation ................................................... 17
      3.10     Fairness of  Financial Statements............................. 17
      3.11     Tax Returns  ........... ..................................... 18
      3.12     Proprietary Rights ........................................... 18
      3.13     Employees .................................................... 18
      3.14     Environmental Matters ........................................ 18
      3.15     Brokers and Finders .......................................... 18


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

                                                                            Page
                                                                            ----

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ARI AND SUB
      4.1      Organization and Good Standing ............................... 19
      4.2      Authority .................................................... 19
      4.3      No Conflicts ................................................. 19
      4.4      Consents and Approvals ....................................... 20
      4.5      Subsidiaries ................................................. 20
      4.6      Compliance with Law .......................................... 20
      4.7      Litigation ................................................... 20
      4.8      Solvency ..................................................... 20
      4.9      Brokers and Finders .......................................... 21

ARTICLE V
ADDITIONAL COVENANTS
      5.1      Certificate of Incorporation and By-Laws of Sub;
               Agreement to Appoint MCM Director ............................ 21
      5.2      Compliance with Bulk Sales Laws .............................. 21
      5.3      Agreement Regarding Employees ................................ 21
      5.4      Agreement Regarding Computer Files ........................... 22
      5.5      Publicity; Disclosure ........................................ 22
      5.6      Notice of Litigation ......................................... 22
      5.7      Additional Agreements Regarding Certain Actions by Sub ....... 23
      5.8      Agreement to Negotiate Subordination Agreement ............... 24

ARTICLE VI
CLOSING DELIVERIES OF ARI AND SUB
      6.1      Sub Security Agreement ....................................... 25
      6.2      ARI Pledge and Security Agreement ............................ 25
      6.3      Subleases .................................................... 25
      6.4      ARI Guaranty ................................................. 26
      6.5      Certificate of Incorporation; By-Laws ........................ 26
      6.6      [Intentionally Omitted] ...................................... 26
      6.7      Authorizing Resolutions of ARI and Sub ....................... 26
      6.9      Evidence of Insurance ........................................ 26
      6.10     UCC Consignment Statements ................................... 26
      6.11     Bill of Assumption ........................................... 26
      6.12     Purchase Price; Other Payments ............................... 26

ARTICLE VII
CLOSING DELIVERIES OF MCM
      7.1      Sub Security Agreement ....................................... 27


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                                                                            Page
                                                                            ----

      7.2      ARI Pledge and Security Agreement ............................ 27
      7.3      Subleases .................................................... 27
      7.4      Bill of Sale ................................................. 27

ARTICLE VIII
INDEMNIFICATION
      8.1      Indemnification by MCM ....................................... 27
      8.2      Indemnification by ARI and Sub ............................... 27
      8.3      Indemnification Payments ..................................... 28
      8.4      Procedure for Third Party Claims ............................. 28
      8.5      Limitation of Indemnification ................................ 29
      8.6      Survival ..................................................... 30

ARTICLE IX
MISCELLANEOUS
      9.1      Agreement to Govern .......................................... 30
      9.2      Severability ................................................. 30
      9.3      Notices and Other Communications ............................. 30
      9.4      Law to Govern ................................................ 31
      9.5      Successors and Assigns ....................................... 31
      9.6      Further Assurances ........................................... 32
      9.7      Gender, Number and Headings .................................. 32
      9.8      Modification or Amendment .................................... 32
      9.9      Waiver of Provisions ......................................... 32
      9.10     Expenses ..................................................... 32
      9.11     Counterparts ................................................. 32


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

                             INDEX OF DEFINED TERMS

                                                                          Page
                                                                         defined
                                                                         -------

Acquired Assets ...............................................................2

Actual Annual Payment ........................................................13

Aggregate Consignment Fees ...................................................11

Aggregate Weekly Payments ....................................................11

Agreement .....................................................................1

ARI ...........................................................................1

ARI Guaranty .................................................................26

ARI Indemnified Parties ......................................................27

Assumed Liabilities ...........................................................4

Business ......................................................................1

CAW Agreement .................................................................3

COBRA ........................................................................22

COBRA Beneficiaries ..........................................................22

Confidentiality Agreement .....................................................4

Consigned Inventory ..........................................................10

Consignment Fees .............................................................10

Consignment Period ...........................................................10

Contracts .....................................................................2

Escrow Agreement ..............................................................6

Excluded Assets ...............................................................3

Financial Statements .........................................................17

Flat-Rate Payment ............................................................10

Georgetown Location ...........................................................4

Indemnified Party ............................................................28

Indemnifying Party ...........................................................28

Interim Financial Statements .................................................17

                                                                           Page
                                                                         defined
                                                                         -------

Inventory .....................................................................3

Layaways ......................................................................2

Liens .........................................................................1

Losses .......................................................................27

MCM ...........................................................................1

MCM Indemnified Parties ......................................................28

Minimum Annual Payment .......................................................13

Organic Transaction ..........................................................13

Permitted Liens ...............................................................1

Permitted Locations ..........................................................14

Pledge and Security Agreement ................................................25

Proprietary Rights ...........................................................18

Purchase Price ................................................................6

Reconciliation Statement .....................................................11

Retained Liabilities ..........................................................5

Security Agreement ...........................................................25

Sub ...........................................................................1

Sublease Agreements ..........................................................25

Subordination Agreement ......................................................24

Taxes .........................................................................5

TBO Payment ...................................................................7

TBO's .........................................................................2

Third Party Consigned Inventory ...............................................3

UCC Consignment Statements ...................................................15

Weekly Payment ...............................................................12

                                                                  EXECUTION COPY

                    ASSET PURCHASE AND CONSIGNMENT AGREEMENT

      THIS ASSET PURCHASE AND CONSIGNMENT AGREEMENT (this "Agreement") is made and entered into as of May 31, 1997, by and among MCM LIMITED PARTNERSHIP, an Illinois limited partnership d/b/a Merrill Chase Galleries and Gallery Lara ("MCM"), ART RENAISSANCE, INC., a Delaware corporation ("ARI"), and ART RENAISSANCE CHICAGO, INC., a Delaware corporation and wholly-owned subsidiary of ARI ("Sub").

                              W I T N E S S E T H:

      WHEREAS, MCM is engaged in the sale and other distribution of works of art and various materials related thereto (the "Business");

      WHEREAS, ARI is engaged in a business similar to the Business;

      WHEREAS, ARI has heretofore organized Sub as a single-purpose wholly-owned subsidiary for the purpose of consummating the transactions contemplated hereby and for the purpose of operating certain Chicago-area art galleries currently operated by MCM, and is willing to execute this Agreement indicating its agreement to be jointly and severally liable for Sub's obligations hereunder;

      WHEREAS, Sub desires to purchase from MCM, and MCM desires to sell to Sub, certain of the assets used in the Business on an "as is-where is" basis for the consideration and upon the terms and conditions hereinafter set forth; and

      WHEREAS, MCM agrees to consign to Sub certain inventory of MCM, and Sub agrees to act as consignee with respect to such inventory, on the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

      1.1 Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth herein, MCM hereby sells, transfers, assigns, conveys and delivers to Sub, and Sub hereby purchases from MCM, the Acquired Assets (as defined in Section 1.2 hereof), excluding only the Excluded Assets (as defined in Section 1.3 hereof), free and clear of all mortgages, liens, security interests or encumbrances (collectively, "Liens"), other than Liens with respect to the Assumed Liabilities (as defined in Section 1.4 hereof) or Liens set forth on Schedule 1.1 hereto (collectively, the "Permitted Liens")

      1.2 Acquired Assets. As used herein, the term "Acquired Assets" shall mean all right, title and interest of MCM in and to any and all current and long-term assets associated with the Business on the date hereof, whether real, personal or mixed, tangible or intangible, excluding only the Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets shall include the following:

            (a) all current and long-term assets listed on Schedule 1.2(a) attached hereto, together with all of MCM's office supplies, general supplies, packing materials and framing materials (i.e., miscellaneous framing samples and supplies, but excluding completed frames);

            (b) all accounts receivable of MCM listed on Schedule 1.2(b) hereto;

            (c) all right, title and interest of MCM in, to and under each of the open customer layaway orders (collectively, the "Layaways") identified on Schedule 1.2(c) hereto, it being agreed that, notwithstanding the foregoing, any item of inventory relating to Layaways in the possession of MCM on the date hereof shall remain the property of MCM and shall be included in the Consigned Inventory (as defined in Section 2.1);

            (d) all right, title and interest of MCM in, to and under each of the open customer orders classified as "To Be Ordered's" (collectively, "TB0's"), identified on Schedule 1.2(d) hereto;

            (e) all right, title and interest of MCM in, to and under each of the contracts, agreements, understandings, policies and arrangements listed on Schedule 1.2(e) hereto (collectively the "Contracts"), a copy of each of which has previously been provided or otherwise made available to ARI and/or Sub;

            (f) all right, title and interest of MCM in, to and under any trademarks, trade names or assumed names currently used by MCM in the Business, including, without limitation, the names "Merrill Chase Galleries," "Gallery Lara" and "The Artique" and any marks associated therewith and derivatives thereof;

            (g) the MCMLP 401(k) Plan, together with the trust related thereto; and

            (h) all books of account, records (other than partnership or corporate records), research and resource materials, plans, files, invoices, order files, customer lists, supplier lists, catalogs, information sheets, pricing sheets, advertising and display materials and brochures, financial and inventory software, and all other files, records and data of MCM used in or related to the Business, except to the extent such materials relate to the Excluded Assets and/or Retained Liabilities and, in each case, subject to the access provisions of Section 1.9(d)(ii).

      1.3 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include, and neither ARI nor Sub shall purchase, the following assets (collectively, the "Excluded Assets"), which Excluded Assets shall be retained by MCM and shall not be sold, assigned or transferred to either of ARI or Sub:

            (a) all cash and cash reserves of MCM, including all temporary cash investments, bank deposits, rights to funds generated from credit card receipts relating to sales made prior to the date hereof (without regard to when such funds are actually received by MCM), marketable securities, certificates of deposit, commercial paper, treasury bills, notes and other similar investments;

            (b) all inventory owned by MCM, including, without limitation, the Consigned Inventory (as defined in Section 2.1) (collectively, the "Inventory"), and all proceeds of the foregoing;

            (c) all customer deposits made on or prior to the date hereof in respect of any item of Inventory, any Layaway or any of the TBO's;

            (d) all lease or rental prepayments, or security or other deposits of MCM;

            (e) all inventory or other property held by MCM on a consignment basis or otherwise in the possession of MCM but owned by third parties (collectively, "Third Party Consigned Inventory"), it being understood that Sub shall take physical possession of, but not legal title to, any of such consigned property the consignor of which consents to the transfer to Sub thereof;

            (f) all right, title and interest of MCM in, to and under that certain Consignment, Royalty and Asset Purchase Agreement, dated November 10,1995 (the "CAW Agreement"), between MCM and Corporate Artworks Ltd., including, without limitation, any assets, inventory or other property of MCM consigned thereunder or rights to receive proceeds pursuant thereto;

            (g) all right, title and interest of MCM in, to and under any claims and/or rights against third parties that (i) relate to MCM or the Business prior to the date hereof, to any Excluded Asset or to any Retained Liability, whether or not currently existing or asserted, and (ii) do not directly relate to the Assumed Liabilities;

            (h) all partnership and/or corporate records, books of account, tax returns and other records and documents of MCM and its partners not specifically related to the operation of the Business;

            (i) all right, title and interest of MCM in and to its Washington, D.C. (Georgetown) location (the "Georgetown Location") and any assets or property of MCM located at or directly related to conduct of business by MCM at such location (it being understood that MCM will not use the name Merrill Chase or any derivatives thereof with respect to the Georgetown Location, other than as may be required in connection with documentation relating to the leasing or subleasing thereof);

            (j) all insurance premiums prepaid by MCM prior to the date hereof; provided, however, that such premiums may be retained by ARI or Sub to the extent any of such policies is transferred to ARI and/or Sub and MCM is reimbursed in full for the remaining amount of any such prepayments;

            (k) all prepaid taxes and any rights of MCM to any federal, state, local or foreign tax refunds or carrybacks or any payment under any tax sharing, tax allocation or similar agreements;

            (l) all right, title and interest of MCM in and to each of the assets identified on Schedule 1.3(1) hereto;

            (m) all right, title and interest of MCM in, to and under this Agreement, that certain Confidentiality Agreement, dated May 9, 1996 (the "Confidentiality Agreement"), between ARI and MCM, and under any other agreement between or among MCM, ARI and/or Sub entered into on or after the date of this Agreement; and

            (n) all right, title and interest of MCM in and to any and all assets and properties relating to the Business to the extent such assets and properties are not transferable pursuant to applicable law or contract.

      1.4 Assumed Liabilities. Except as set forth in Section 1.5 and notwithstanding anything to the contrary contained in this Agreement, Sub hereby assumes and agrees to pay, perform and discharge all operating liabilities of MCM incurred in connection with, or as a result of, the ordinary course of business and associated with the Business on or after the date hereof, including, without limitation, the following (collectively, the "Assumed Liabilities"):

            (a) except as otherwise provided herein, any liabilities or obligations of MCM arising under or related to (i) any of the Contracts constituting Acquired Assets, (ii) Layaways, (iii) TBO's, (iv) Third Party Consigned Inventory (including any obligation to make payments or return artwork to a consignor), or

      (v) any open vendor orders, including, without limitation, those listed on
      Schedule 1.4(a) hereto, in each case to the extent that such obligations or liabilities remain unperformed or unfulfilled on, or by their terms continue in effect after, the date hereof;

            (b) all trade payables and accrued expenses of MCM on or as of the date hereof; provided, however, that the aggregate amount of trade payables and accrued expenses assumed by Sub shall not exceed $546,460;

            (c) except as otherwise provided in Section 1.5(d), any liabilities or obligations of MCM related to compensation currently in force between MCM and any of its employees, sales persons, agents or representatives, including, without limitation, liabilities and obligations in respect of salary, regular and quarterly bonuses, commissions, accrued vacation, benefits and insurance;

            (d) all liabilities and obligations that arise pursuant to Section 5.3, including, without limitation, any liabilities and obligations in respect of the MCMLP 401(k) Plan; and

            (e) except as otherwise specifically set forth herein, all liabilities or obligations relating to any sales, use, purchase, transfer, real estate, payroll, unemployment compensation or similar taxes, fees, levies, duties, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) (collectively, "Taxes") imposed by any governmental or taxing authority arising from or related to (i) the consummation of any of the transactions contemplated hereby, (including the consignment of the Consigned Inventory) or (ii) any period on or after the date hereof.

      Sub shall pay, discharge and perform all of the Assumed Liabilities promptly and when due, except to the extent contested by Sub in good faith (provided that such liabilities shall continue to be Assumed Liabilities). MCM will use its reasonable efforts to assist Sub in the assumption of the foregoing liabilities, including, without limitation, the execution and delivery of any agreements, instruments or other documents reasonably necessary or desirable to accomplish the foregoing.

      1.5 Retained Liabilities. Neither ARI nor Sub is assuming, and neither shall be liable for, any of the following liabilities or obligations of MCM (collectively, the "Retained Liabilities") and none of the following liabilities or obligations shall be Assumed Liabilities for purposes of this Agreement:

            (a) any liabilities or obligations of MCM under the CAW Agreement;

            (b) any liabilities or obligations of MCM relating to the Georgetown Location;

            (c) any liabilities or obligations of MCM relating to any Taxes arising from or related to any period prior to the date hereof, including, any sales taxes due or to become due with respect to sales of Inventory by MCM prior to the date hereof;

            (d) any liabilities or obligations of MCM in respect of salary or commissions payable to MCM's employees prior to the date hereof, including the payment of any amounts payable to hourly employees for services performed prior to the date hereof (it being agreed that, except for the foregoing, Sub shall assume and be solely responsible for the payment of all liabilities and obligations relating to regular and quarterly bonuses, commissions, accrued vacation and other employee compensation and benefits, regardless of whether such amounts relate to periods on or prior to the date hereof);

            (e) any liabilities or obligations of MCM related to the Excluded Assets or which are not Assumed Liabilities; and

            (f) any liabilities or obligations of MCM under the Confidentiality Agreement, this Agreement or under any other agreement between or among MCM, ARI and/or Sub entered into on or after the date of this Agreement.

      MCM hereby acknowledges that it is retaining the Retained Liabilities and MCM shall pay, discharge and perform all such liabilities and obligations promptly when due, except to the extent contested by MCM in good faith (provided that such liabilities and obligations shall continue to be Retained Liabilities).

      1.6 Purchase Price; Allocation of Purchase Price. The aggregate purchase price to be paid to MCM by or on behalf of Sub for the Acquired Assets shall be the assumption by Sub of the Assumed Liabilities plus cash in the amount of $1,000,000 (the "Purchase Price"), which shall be payable concurrently herewith in immediately available federal funds (it being agreed that such amount may be reduced by any amounts delivered to MCM pursuant to that certain Amended and Restated Escrow Agreement, dated as of May 15, 1997 (the "Escrow Agreement"), among ARI, MCM and First Trust National Association, as escrow agent) to the extent such amounts are paid to MCM by the Escrow Agent on the date hereof. The Purchase Price shall be allocated among the Acquired Assets as shall be agreed upon by the parties as soon as practicable hereafter, which allocation shall be set forth on Schedule 1.6 to be attached hereto. MCM, ARI and Sub each hereby covenants and agrees that none of them will take a position on any income Tax return or with any governmental authority that is in any way inconsistent with the terms of this Section 1.6 or the allocation set forth on Schedule 1.6 to be attached hereto. The parties hereto agree that such allocation shall be revised in a manner consistent with Temporary Treasury Regulation ss.1.1060-1T(f) or any successor thereto to reflect


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

any adjustments to the Purchase Price made pursuant to this Article I and any indemnification payments made under Article VIII.

      1.7 Agreement Regarding TBO's. With respect to TBO's, the parties hereby agree as follows:

            (a) concurrently herewith, Sub shall assume responsibility for the administration and completion of each of the TBO's listed on Schedule 1.2(d) hereto, including, without limitation, remitting any remaining amounts due to vendors and/or artists, collecting amounts due from customers, paying any commissions due sales personnel, paying any Taxes, expenses or other charges related thereto, and providing, in a professional manner, any and all framing, shipping and related services as may be necessary to complete such TB0;

            (b) Sub shall use its best efforts to collect any and all amounts due in respect of TB0's in a professional, timely and diligent manner;

            (c) as consideration for the transfer of the TBO's to Sub, MCM shall be entitled to receive a commission equal to 11.30% of any amounts paid to Sub by customers in respect of the TB0's (each, a "TB0 Payment");

            (d) so long as any amounts remain due from customers in respect of TB0's, Sub shall submit to MCM a report at least once per month (which report shall be delivered concurrently with the monthly reconciliation statement in respect of Consigned Inventory pursuant to Section 2.2(c)(i)) setting forth the status of each TB0, any amounts collected from customers and Sub's calculation of the TB0 Payment due MCM in respect thereof; and

            (e) concurrently with Sub's delivery of the report referred to in
      Section 1.7(d), Sub shall remit to MCM the amount of the TB0 Payment, if any, in immediately available federal funds.

      1.8 [Intentionally Omitted]

      1.9 Additional Provisions.

            (a) Instruments of Conveyance, Transfer and Assumption, Etc. (i) from time to time and at any time at the request of Sub, MCM shall execute and deliver to Sub such deeds, bills of sale, endorsements, assignments and other good and sufficient documents and instruments of conveyance and transfer, in form and substance reasonably satisfactory to Sub, as Sub shall deem reasonably necessary or appropriate to effectively confirm to and vest in Sub all right, title and interest in and to all of the Acquired Assets, free and clear of all Liens together with all third party consents and approvals relating thereto, and

      (ii) concurrently herewith, Sub shall deliver to MCM such instruments of assumption, in form and substance reasonably satisfactory to MCM, as MCM shall deem reasonably necessary and appropriate to evidence the assumption by Sub of the Assumed Liabilities pursuant to Section 1.4.

            (b) Further Assurances, Etc. MCM shall, at any time and from time to time after the date hereof, upon the reasonable request of Sub, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required by Sub for the effective transferring, assigning, conveying, granting, assuring and confirming to Sub, or for aiding and assisting in the collection of or reducing to possession by Sub, any of the Acquired Assets, or to confirm to and vest in Sub all of MCM's right, title and interest in and to the Business and to all of the Acquired Assets. Sub shall, at any time and from time to time after the date hereof, upon the reasonable request of MCM, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, assumptions or assurances as may be reasonably required for the effective assumption by Sub of the Assumed Liabilities.

            (c) Assignment of Contracts, Rights, Etc. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or attempted assignment of any Contract, lease, commitment, agreement, purchase or sale order, technology, intellectual property, concession, grant, franchise or any other asset or property included in the Business or Acquired Assets, or any claim or right or any benefit arising thereunder or resulting therefrom, to the extent that an assignment or attempted assignment thereof, without the consent or waiver of a third party, cannot lawfully be made or if made would constitute a breach thereof or in any way materially adversely affect the rights of Sub thereunder, unless and until such consent or waiver of such third party has been duly obtained or become effective by operation of law. MCM shall use its reasonable efforts to obtain such consent or waiver of such third party to the assignment thereof to Sub in all cases in which such consent or waiver is necessary or required for assignment or transfer as contemplated herein. If such consent is not obtained or if, notwithstanding such consent, an assignment or attempted assignment thereof would be ineffective or would materially adversely affect the rights of MCM thereunder so that Sub would not, in fact, receive all such rights, MCM will use its reasonable efforts and cooperate with Sub in any lawful arrangements necessary or desirable to provide for Sub the benefit thereunder. If and to the extent that such arrangements cannot be made, Sub shall not have any liability or obligation with respect to such affected Acquired Asset, any other provision of this Agreement or any assumption agreement executed by Sub to the contrary notwithstanding. If and to the extent that such arrangement can be made so as to afford Sub the benefit thereof, Sub shall be liable for the corresponding obligations (except to the extent herein otherwise provided).

            (d) Access to Information by Sub and MCM.

                  (i) Those books and records the possession of which is not being transferred to Sub pursuant to this Agreement and which relate to the Business shall be preserved and maintained by MCM for at least five (5) years after the date hereof. Upon prior notice from Sub to such effect, MCM shall provide Sub and its authorized representatives, during normal business hours, such access to such books and records retained by MCM and MCM's agents or representatives, and which relate to the Business as may be reasonably requested by Sub from time to time. Sub shall be entitled, at its own expense, to make extracts and copies thereof and MCM shall cooperate with Sub in connection with accomplishing the same. Prior to disposing of any such books and records after the end of such five (5) year period, MCM shall offer to Sub the right to obtain the originals of such books and records at Sub's cost and expense of shipping.

                  (ii) Those books, records, computer files and related
            materials, the possession of which is being transferred to Sub pursuant to this Agreement and which relate to the Business, any of the Excluded Assets and/or any Retained Liability (including, without limitation, the Inventory) shall be preserved and maintained by Sub for at least five (5) years after the date hereof. Upon prior notice from MCM to such effect, Sub shall provide MCM and its authorized representatives, during normal business hours, such access to such books, records, computer files and related materials, and any hardware or software necessary to access and review the foregoing, in the possession of Sub and/or Sub's agents or representatives, and which relate to the Business, any of the Excluded Assets and/or any Retained Liability (including, without limitation, the Inventory) as may be reasonably requested by MCM from time to time. MCM shall be entitled, at its own expense, to make extracts and copies, including, without limitation, copies of any relevant computer files, thereof and Sub shall cooperate with MCM in connection with accomplishing the same. Prior to disposing of any such books, records, computer files and related materials, after the end of such five (5) year period, Sub shall offer to MCM the right to obtain the originals of such books, records, computer files and related materials, at MCM's cost and expense of shipping.

                  (iii) Notwithstanding the foregoing, within forty-five (45)
            days after the date hereof, MCM and Sub shall identify those books, records and related materials located at the Schaumburg, Illinois corporate office which do not relate to the ongoing operation of the Business, which books, records and related materials shall be removed from such location by MCM and retained in accordance with the provisions of Section 1.9(d)(i) hereof.

                                   ARTICLE II
                        CONSIGNMENT OF CERTAIN INVENTORY

      2.1 Grant of Rights. Effective upon the date hereof and, except as provided in Section 2.2(g), for a period of five (5) years hereafter (the "Consignment Period"), MCM hereby grants to Sub the sole and exclusive right, throughout the world, to offer and sell all or any item of inventory listed on
Schedule 2.1 hereto (collectively, the "Consigned Inventory"). The Consigned Inventory shall remain in the possession of Sub, as consignee, on a consignment basis in accordance with the provisions of this Article II.

      2.2 Consignment Fee.

            (a) Amount of Fee. In consideration for the rights granted by MCM to Sub in Section 2.1, MCM shall be entitled to receive the following fees in connection with sales of Consigned Inventory:

                  (i) with respect to any item of serialized Consigned Inventory purchased by MCM prior to January 1, 1996, 64.88% of the "Total Original Cost" of such item (as listed on Schedule 2.1 hereto);

                  (ii) with respect to any item of serialized Consigned
            Inventory purchased by MCM on or after January 1, 1996, 100% of the "Total Original Cost" of such item (as listed on Schedule 2.1 hereto) (all amounts payable pursuant to clauses (i) and (ii) referred to, collectively, as the "Consignment Fees"); and

                  (iii) MCM shall also be entitled to receive, with respect to those items of Consigned Inventory that consist of non-serialized Inventory or The Artique merchandise, loose frames, frames on consigned artwork and non-allocated "freight-in" costs for all Consigned Inventory, the amount of $1,905 per week, which shall be paid at the same time as, and in conjunction with, each of the first 130 Weekly Payments (as defined below), but shall not be subject to adjustment (the "Flat-Rate Payment").

            (b) Weekly Payments and Reports. All amounts payable pursuant to this Section 2.2 shall be made by wire transfer of immediately available federal funds to an account designated by MCM in weekly installments equal to the

      Weekly Payment (as defined in Section 2.2(d)) plus the Flat-Rate Payment, together with a report of all items of Consigned Inventory sold during the week to which such Weekly Payment relates. For the purposes of this Agreement, the term "week" shall mean a calendar week beginning at 12:01 a.m. Monday. Sub shall remit each Weekly Payment and Flat-Rate Payment due MCM hereunder on the Thursday following the week to which such Weekly Payment relates (or, if such Thursday is not a business day the next succeeding business day); provided, however, that the first Weekly Payment hereunder shall be due on Thursday, June 12, 1997 in respect of the eight-day period from Sunday, June 1, 1997 through Sunday, June 8, 1997, inclusive. Any Weekly Payment or Flat-Rate Payment that is not paid when due shall bear interest from the date when due until such amount is paid in full, at an interest rate per annum, compounded weekly, which is equal to the lesser of (a) ten percent (10%) per annum and (b) the highest rate allowable under applicable law.

            (c) Reconciliation. The Consignment Fees paid to MCM pursuant to this Section 2.2 shall be subject to reconciliation on a monthly basis as follows:

                  (i) no later than the fifteenth (15th) day following the last day of each month during the Consignment Period, Sub shall remit to MCM a written statement setting forth: (A) a list of all serialized Consigned Inventory sold during such month, which list shall include the artist's name, title, serial or other inventory tracking number, and the Total Original Cost of each item sold; (B) the payments received by or on behalf of Sub with respect to each such item of Consigned Inventory sold during such month; (C) the aggregate amount of Consignment Fees applicable to such Consigned Inventory sold during such month, as determined pursuant to Sections 2.2(a)(i) and
            (ii) (the "Aggregate Consignment Fees"); and (D) the aggregate amount of Weekly Payments made by Sub to MCM pursuant to Section 2.2(b) applicable to such month (the "Aggregate Weekly Payments"), which amounts shall be adjusted as necessary to account for Weekly Payments applicable to more than one month (e.g., if a Weekly Payment is due on Thursday June 5, 1997 for the week of May 26, 1997 through June 1, 1997, one-seventh of the Weekly Payment would be allocated to the month of June);

                  (ii) in the event that the Aggregate Consignment Fees for any month are less than the amount of the Aggregate Weekly Payments for such month, then Sub shall be entitled to acquire from MCM, at no additional cost, items of serialized Consigned Inventory for Sub's own account, subject to the following conditions: (A) Sub shall notify MCM in writing of the items of serialized Consigned Inventory it desires to acquire; (B) the aggregate amount of Consignment Fees (as determined pursuant to Sections 2.2(a)(i) or (ii)) which would otherwise be payable by Sub to MCM in respect of such items of serialized Consigned Inventory to be acquired by Sub pursuant to this Section 2.2(c)(ii) shall not exceed the amount by which the Aggregate Weekly Payments exceed the amount of the Aggregate Consignment Fees for such month; and (C) at least one-third of the aggregate amount of Consignment Fees (as determined pursuant to Sections 2.2(a)(i) and
            (ii)) which would otherwise be payable by Sub to MCM in respect of such items of serialized Consigned Inventory to be acquired by Sub pursuant to this Section 2.2(c)(ii) shall be attributable to Consigned Inventory purchased by MCM prior to January 1, 1995; provided, however, that in the event that none of the remaining serialized Consigned Inventory was purchased by MCM prior to January 1, 1995, then this clause (C) shall cease to be applicable; provided, further, that Sub shall have the right to defer any acquisitions of serialized Consigned Inventory pursuant to this
            Section 2.2(c)(ii) until such time or times as Sub shall determine, it being understood that in the event Sub defers such acquisitions the parties shall maintain (and update on a monthly basis) a record of the amount of Consigned Inventory that Sub may acquire hereunder; and

                  (iii) in the event that the amount of the Aggregate
            Consignment Fees for any month exceeds the amount of the Aggregate Weekly Payments for such month, then Sub will pay to MCM the amount by which the Aggregate Consignment Fees exceeds the amount of Aggregate Weekly Payments for such month, which payment shall be made by Sub in immediately available federal funds and shall be paid to MCM on or before the date on which the next Weekly Payment is due, it being understood that any amounts paid by Sub to MCM pursuant to this Section 2.2(c)(iii) shall not be included as part of any Weekly Payment nor in the determination of the Aggregate Weekly Payments for any month; provided, however, that any amount payable hereunder that is not paid when due shall bear interest from the date when due until such amount is paid in full, at an interest rate per annum, compounded weekly, equal to the lesser of (a) ten percent (10%) per annum and (b) the highest rate allowable under applicable law.

            (d) Weekly Payments. The amount of the weekly payment payable by Sub to MCM pursuant to Section 2.2(b) shall be $11,886 (as such amount may be adjusted from time to time pursuant to this Section 2.2(d), the "Weekly Payment"). Following the first year of the Consignment Period, in the event that the Minimum Annual Payment (as defined in Section 2.2(e)) applicable to any year is reduced pursuant to Section 2.2(e), then the amount of the Weekly Payment for such year shall be reduced to an amount equal to 1.923% (i.e., 1/52nd) of the Minimum Annual Payment applicable to such year.

            (e) Minimum Annual Payments. In the event that the aggregate amount of Weekly Payments paid by Sub to MCM in respect of serialized Consigned Inventor; pursuant to Section 2.2(b) plus reconciliation payments paid by Sub to MCM pursuant to Section 2.2(c)(iii), if any, during any of the first four years of the Consignment Period (the "Actual Annual Payment") exceeds $618,058 (as such amount may be adjusted from time to time pursuant to this Section 2.2(e), the "Minimum Annual Payment"), then the Minimum Annual Payment for the following year shall be reduced by an amount equal to 75% of the amount by which the Actual Annual Payment exceeded the Minimum Annual Payment with respect to such year, it being agreed that each year of the Consignment Period shall be measured from anniversary date of this Agreement.

            (f) Termination of Consignment; Return of Consigned Inventory. At such time as Sub shall have paid MCM all Consignment Fees due in respect of Consigned Inventory, the provisions of this Article II shall terminate and shall cease to be of any further force or effect. In addition, the provisions of this Article II may be terminated by MCM in the event of a breach of or default by either of ARI or Sub in respect of any of their respective covenants, representations or warranties contained in this Agreement or in any of the other agreements, instruments, certificates of documents contemplated hereby. Following a termination of the provisions of this Article II, ARI and Sub agree that they shall promptly return all Consigned Inventory to MCM and shall cooperate with MCM to effect the termination of the consignment relationship created hereunder.

            (g) Acceleration of Consignment Fee following an Organic Transaction. In the event of an Organic Transaction (as defined below), all Consignment Fees in respect of any serialized Consigned Inventory which is unsold as of the date of the Organic Transaction (as determined pursuant to Sections 2.2(a)(i) and (ii)), together with any remaining Flat-Rate Payments payable pursuant to Section 2.2(a)(iii), shall become immediately due and payable by Sub to MCM and shall be paid by Sub in full in immediately available federal funds to an account designated by MCM. Following such payment, title to all remaining Consigned Inventory shall be transferred from MCM to Sub and the provisions of this Article II shall terminate. For the purposes of this Section 2.2(g), an "Organic Transaction" means (i) the sale, lease, exchange, transfer or other disposition of all or substantially all of ARI's or Sub's assets to a person or group of persons; (ii) any merger, consolidation, refinancing, recapitalization, or other transaction or series of transactions that results in the holders of the issued and outstanding voting securities of either of ARI or Sub (including any affiliate of such holders) immediately prior to such transaction(s) owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction(s); and/or (iii) any event, occurrence, or transaction or series of transactions following or as a result of which Eugene I. Schuster is no longer (A) a director of each of ARI and Sub, (B) the Chairman of the Board, Chief Executive Officer or President of each of ARI and Sub, and (C) the record and beneficial owner of the largest aggregate number of issued and outstanding shares of the capital stock of ARI.

            (h) Sample Calculation; Intent of this Section 2.2. A sample calculation of the payment and payment adjustment provisions is set forth, for illustrative purposes only, as Exhibit 2.2(h) to this Agreement. This
      Section 2.2 is intended to ensure that, subject to the acceleration provisions of Section 2.2(g), by the end of the Consignment Period, all Consigned Inventory will have been sold (or acquired by Sub pursuant to Section 2.2(c)(ii)) and all provisions hereof shall be interpreted consistently with such intent.

      2.3 Labelling of Consigned Inventory. Sub will affix a label on each item of Consigned Inventory, which label shall be clearly visible and shall read as follows:

            NOTICE: THIS ARTICLE IS HELD ON A CONSIGNMENT BASIS ONLY AND IS THE PROPERTY OF MCM LIMITED PARTNERSHIP. ANY REMOVAL OF THIS ARTICLE FROM THESE PREMISES IS SUBJECT TO AN ASSET PURCHASE AND CONSIGNMENT AGREEMENT AND MAY REQUIRE THE PRIOR WRITTEN CONSENT OF MCM LIMITED PARTNERSHIP.

      2.4 Costs. MCM shall not be responsible for any costs which Sub may incur in connection with its efforts to sell, maintain, store, insure or otherwise handle the Consigned Inventory.

      2.5 Insurance; Storage of Consigned Inventory. During the Consignment Period the Consigned Inventory will be stored only at the locations set forth on
Schedule 2.5 hereto (collectively, the "Permitted Locations"). At all times from the date hereof through the later of the expiration of the Consignment Period and the full performance by Sub of its obligations under this Article II, Sub shall obtain and maintain, at its sole cost and expense, such casualty and other insurance as MCM shall require from one or more insurance carriers satisfactory to MCM, in an amount not less than the aggregate "Total Original Cost" of the serialized Consigned Inventory as set forth on Schedule 2.1 hereto plus the total amount of Flat-Rate Payments to be made pursuant to Section 2.2(a)(iii). Each of such policies shall (a) name MCM as an additional named insured and loss payee; (b) provide that it may not be terminated or amended without thirty (30) days' prior written notice to MCM; and (c) provide that it is primary to any other valid and collectible insurance policies applicable to MCM and/or the Consigned Inventory and is not subject to contribution. Concurrently herewith, and from time to time at MCM's request hereafter, Sub shall deliver to MCM evidence that such insurance policies are in full force and effect, and a certificate of insurance naming MCM as an additional named insured and loss payee.

      2.6 Title; UCC Filings.

            (a) Title to the Consigned Inventory is reserved in MCM until sale of and payment in full to MCM with respect to the Consigned Inventory in accordance with the terms hereof or until such Consigned Inventory is acquired and paid for by Sub pursuant to Section 2.2(c)(ii) hereof.

            (b) Concurrently with the execution of this Agreement, Sub and/or ARI shall execute and deliver to MCM for filing such UCC-1 financing statements as MCM shall reasonably request showing MCM as consignor and Sub as consignee with respect to the Consigned Inventory (collectively, the "UCC Consignment Statements").

      2.7 Removal of Consigned Inventory; Inspection. Except in connection with delivery of Consigned Inventory to a customer following receipt by Sub of all amounts due from such customer in respect thereof (or until such Consigned Inventory is acquired and paid for by Sub pursuant to Section 2.2(c)(ii) hereof), Sub shall not remove, and shall not permit any third party to remove, any item of the Consigned Inventory from any Permitted Location without MCM's prior written consent. At reasonable times and upon reasonable notice from MCM, Sub shall allow MCM or its representatives access to and the right to inspect the Consigned Inventory, together with any and all records or reports in connection therewith, including, without limitation, computer files and related software. Notwithstanding the foregoing, Sub shall be entitled to remove items of Consigned Inventory, without prior notice to or consent from MCM, to and from any of the Permitted Locations, provided, and on the condition, that Sub shall provide MCM with a report listing the location of each item of Consigned Inventory concurrently with the monthly reconciliation statement delivered to MCM pursuant to Section 2.2(c)(i). Upon at least thirty (30) days' prior written notice to MCM, Sub shall have the right to remove the Consigned Inventory or a part thereof to a location other than a Permitted Location; provided, however, that, Sub shall have provided MCM with such documentation and other information as MCM may request, in its sole discretion, to amend or file any UCC consignment filings of Sub, ARI, MCM or any other party in respect of the Consigned Inventory and to provide appropriate notice to the secured creditors of Sub and/or ARI, as the case may be.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF MCM

      MCM represents and warrants to each of ARI and Sub as follows:

      3.1 Organization and Good Standing. MCM is a partnership duly organized, validly existing and in good standing under the laws of the State of Illinois and has full power and authority to enter into and perform this Agreement and to carry on the Business as it is currently being conducted. MCM is duly qualified to do business and is in good standing as a foreign partnership in each jurisdiction in which the nature of its business or properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Business.

      3.2 Authority. The execution, delivery and performance by MCM of this Agreement, and each of the other agreements, documents and instruments contemplated hereby, have been duly authorized by all necessary action of MCM and by all necessary action of each of its partners. This Agreement, and each other agreement, document and instrument contemplated hereby, have been duly authorized, executed and delivered by MCM and constitute the legal, valid and binding obligations of MCM enforceable against MCM in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, insolvency or other similar laws affecting the rights and remedies of creditors generally, (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) an implied covenant of good faith and fair dealing.

      3.3 No Conflicts. The execution, delivery and performance by MCM of this Agreement and the other agreements, documents and instruments contemplated hereby do not and will not (a) conflict with, or result in the breach or termination of, or constitute a default under, the certificate of limited partnership or agreement of limited partnership of MCM or any lease, agreement, license, commitment or other instrument or any order, judgment or decree to which MCM is a party or is otherwise bound (assuming that each of the consents referred to in Section 3.4 are obtained); (b) constitute a violation by MCM of any law or regulation applicable to MCM; or (c) result in the creation or imposition of any Lien upon any of the Acquired Assets, except, in each case, where such conflict, breach, termination, default, violation or Lien would not reasonably be expected to have a material adverse effect upon the Business or the Acquired Assets.

      3.4 Consents and Approvals. Except as set forth on Schedule 3.4 hereto, no consent, approval or other action by, or notice to, or registration or filing with, any governmental or administrative agency or authority, or any other person, is required or necessary in connection with the execution, delivery and performance by MCM of this Agreement and each other agreement, document and instrument contemplated hereby, or the consummation by MCM of the transactions contemplated hereby and thereby (including the assignment of Contracts).

      3.5 No Interest In Other Entitles. MCM has no subsidiaries. The Acquired Assets do not include shares of capital stock of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any other entity and MCM does not hold, directly or indirectly, any of the foregoing.

      3.6 Compliance with Law. MCM is not in violation, and no event has occurred which, with the passage of time, would constitute a violation, of any statute, law, rule, regulation, ordinance, decree, order, franchise, permit or license of any governmental body or court applicable to MCM or the Business, and which violation would reasonably be expected to have a material adverse effect on the Business or the Acquired Assets.

      3.7 Compliance with Material Agreements and Leases. Except as set forth on
Schedule 3.7 attached hereto, to MCM's knowledge, it is not in default under any material agreement or lease and, to MCM's knowledge, no event has occurred or is reasonably likely to occur which (after notice or lapse of time or both) would constitute a breach or default under, or otherwise permit modification, cancellation, acceleration or termination of, any material agreement or lease or would result in the creation of any Lien upon of the Business or the Acquired Assets, except, in each case, where such default, breach or Lien would not reasonably be expected to have a material adverse effect upon the Business or the Acquired Assets.

      3.8 Ordinary Course. Except as set forth in Schedule 3.8 attached hereto, since October 31, 1996, MCM has operated the Business in the ordinary course consistent with past practices and has not made or instituted any material change in its methods of purchase, sale, consignment, lease, management, marketing, accounting, financing, or operations.

      3.9 Litigation. There is no suit, claim, investigation, action or proceeding against MCM which is now pending or, to the knowledge of MCM, threatened before any court, administrative or regulatory body or governmental agency, nor to the knowledge of MCM is there any reasonable basis therefor, which will or could prevent or interfere with the consummation of the transactions contemplated hereby, and which would reasonably be expected to have a material adverse effect on the Business or the Acquired Assets.

      3.10 Fairness of Financial Statements. True and complete copies of (a) the audited balance sheets of MCM for the fiscal years ended January 31, 1996 and January 31, 1995, and the related audited statements of operations, changes in partners' capital and cash flows of MCM, together with all related notes thereto, accompanied by the reports thereon of BDO Seidman LLP (collectively referred to herein as the "Financial Statements"), and (b) the unaudited consolidated balance sheet of MCM for the month of October 31, 1996 and the related income and expense statements and consolidated profit and loss comparisons (collectively referred to herein as the "Interim Financial Statements") have been delivered by MCM to ARI. Except as disclosed on Schedule
3.10 attached hereto and, with respect to the Financial Statements, based solely on the report of BDO Seidman LLP, the Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of MCM; (ii) present fairly in all material respects the consolidated financial condition and results of operations of the periods covered thereby; (iii) have been prepared in accordance with United States generally accepted accounting principals and practices as in effect during the relevant period and consistently applied throughout the periods involved; and
(iv) include all adjustments that are necessary for a fair presentation of the consolidated financial condition of MCM and the results of the operations of MCM as of the dates thereof or for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments.

      3.11 Tax Returns. Except as set forth on Schedule 3.11 attached hereto (i) all returns and reports in respect of Taxes required to be filed with respect to MCM prior to the date hereof have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid;
(iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed by any Tax authority; (v) there are no pending or, to the knowledge of MCM, threatened actions or proceedings for the assessment or collection of Taxes against MCM; (vi) all Taxes required to be withheld, collected or deposited by or with respect to MCM have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; and (vii) MCM has established in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the date hereof.

      3.12 Proprietary Rights. MCM owns or possesses valid and binding licenses or other rights to use, all trademarks, trade and business names, service marks, service names that are used in or related to the Business and listed on Schedule
3.12 attached hereto (collectively, the "Proprietary Rights").

      3.13 Employees. Set forth on Schedule 3.13 attached hereto is a list of the name and job title of each of the current employees of MCM, which schedule also sets forth each employee's: (a) hire date; (b) salary and/or draw against commissions; (c) commission and/or bonus structure; (e) insurance and 401(k) plan participation; and (f) estimated accrued vacation at April 30, 1997. Notwithstanding the foregoing, the parties acknowledge that any information contained in Schedule 3.13 is qualified in its entirety by reference to the employment and/or wage agreements between MCM and each of its employees, copies of which have been made available to ARI.

      3.14 Environmental Matters. To MCM's knowledge, it has substantially complied with all applicable laws relating to the environment, safety, health or the regulation of or imposition of standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, hazardous materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, hazardous substances or hazardous materials, except, in each case, where any lack of compliance has not had or would not reasonably be expected to have a material adverse effect upon the Business or the Acquired Assets.

      3.15 Brokers and Finders. MCM has not engaged, consented to or authorized any broker, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

MCM IS SELLING THE ACQUIRED ASSETS TO SUB AND IS CONSIGNING THE CONSIGNED INVENTORY TO SUB HEREUNDER ON AN "AS IS WHERE IS" BASIS. THE REPRESENTATIONS AND WARRANTIES OF MCM SET FORTH IN THIS ARTICLE III ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF MCM, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE OR THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM THE COURSE OF DEALING OR USAGE OF TRADE. EXCEPT AS SET FORTH ABOVE, MCM HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF ARI AND SUB

      Each of ARI and Sub hereby, jointly and severally, represents and warrants to MCM as follows:

      4.1 Organization and Good Standing. Each of ARI and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into and to perform this Agreement. ARI is the sole owner of all of the issued and outstanding equity interests of Sub. Each of ARI and Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on its business or properties. A true and complete copy of the Restated Certificate of Incorporation and By-Laws of Sub are set forth as
Exhibit 4.1(a) and Exhibit 4.1(b) hereto, respectively.

      4.2 Authority. The execution, delivery and performance by ARI and Sub of this Agreement, and each of the other agreements, documents and instruments contemplated hereby, have been duly authorized by all necessary corporate action of ARI and Sub. This Agreement, and each other agreement, document and instrument contemplated hereby, have been duly authorized, executed and delivered by ARI and Sub and constitute the legal, valid and binding obligations of ARI and Sub, enforceable against each of ARI and Sub in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, insolvency or other similar laws affecting the rights and remedies of creditors generally, (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) an implied covenant of good faith and fair dealing.

      4.3 No Conflicts. The execution, delivery and performance by each of ARI and Sub of this Agreement, the other agreements, documents and instruments contemplated hereby do not and will not (a) conflict with, or result in the breach or termination of, or constitute a default under, the certificates of incorporation or by-laws of either of ARI or Sub or any lease, agreement, license, commitment or other instrument, or any order, judgment or decree, to which ARI or Sub is a party or by which it is otherwise bound; (b) constitute a violation by ARI or Sub of any law or regulation applicable to ARI and/or Sub; or (c) result in the creation or imposition of any Lien upon any of the Acquired Assets, except, in each case, where such conflict, breach, termination, default violation or Lien could not reasonably be expected to have a material adverse effect upon the Business or the Acquired Assets.

      4.4 Consents and Approvals. No consent, approval or other action by, or notice to, or registration or filing with, any governmental or administrative agency or authority, or any other person, is required or necessary in connection with the execution, delivery and performance by ARI and/or Sub of this Agreement and each other agreement, document and instrument contemplated hereby, or the consummation by ARI and/or Sub of the transactions contemplated hereby and thereby.

      4.5 Subsidiaries. Schedule 4.5 hereto sets forth a list of each entity in which ARI and/or Sub, directly or indirectly, owns any equity interest and their respective ownership thereof.

      4.6 Compliance with Law. Neither ARI nor Sub is in violation, and no event has occurred which, with the passage of time, would constitute a violation, of any statute, law, rule, regulation, ordinance, decree, order, franchise, permit or license of any governmental body or court applicable to ARI and Sub's business or properties, and which could reasonably be expected to have a material adverse effect on the Business or the Acquired Assets.

      4.7 Litigation. There is no suit, claim, investigation, action or proceeding against ARI or Sub which is now pending or, to the knowledge of either of ARI or Sub, threatened before any court, administrative or regulatory body or governmental agency, nor to the knowledge of either ARI or Sub is there any reasonable basis therefor, which will or could prevent or interfere with the consummation of any transaction contemplated hereby, and which could reasonably be expected to have a material adverse effect on the Business or the Acquired Assets.

      4.8 Solvency. ARI and each of its subsidiaries, including, without limitation, Sub, (a) has assets, both at present fair salable value and at fair valuation, greater than the amount of its liabilities; (b) has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage; (c) has not engaged in and is not about to engage in a business or transaction for which its remaining assets are unreasonably small in relation to the business or the transaction; (d) is able to pay its respective debts as they mature and does not intend to incur, or believe that it is incurring, debts beyond its ability to pay as they mature; and (e) has no actual intent to hinder, delay or defraud either present or future creditors.

      4.9 Brokers and Finders. Neither ARI nor Sub has engaged, consented to or authorized any broker, investment banker or other third party to act on its or their behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                              ADDITIONAL COVENANTS

      5.1 Certificate of Incorporation and By-Laws of Sub; Agreement to Appoint MCM Director. ARI and Sub agree that, so long as any obligations remain due to MCM (or any assignee or successor in interest thereto) under this Agreement or any agreement or instrument contemplated hereby or any claim for indemnification remains outstanding MCM shall have, in its sole and absolute discretion (a) the right, upon delivery of written notice to Sub, to designate one person to the Board of Directors of Sub, in which case each of ARI and Sub shall immediately take any and all actions, including, without limitation the execution and delivery of appropriate stockholder consents necessary to cause such person designated by MCM to be named as a director of Sub or (ii) the right to (A) receive prior notice of any action proposed to be taken by the Board of Directors of Sub, (B) receive such notices as are given to directors of Sub of any meeting of the Board of Directors of Sub, (C) designate one person to attend or participate in any meeting of the Board of Directors of Sub as an observer,
(D) receive, promptly upon completion, all written management reports and written management accounts relating to Sub, to the extent such reports and accounts are provided to the Board of Directors of Sub and (B) have reasonable access to the statutory books and minute books of Sub upon reasonable prior written notice to an executive officer of Sub or ARI, but only to the extent such statutory books and minute books would be available to all members of the Board of Directors of Sub.

      5.2 Compliance with Bulk Sales Laws. The parties hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, but not limited to, any applicable state Tax law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

      5.3 Agreement Regarding Employees.

            (a) Concurrently herewith, Sub shall offer employment to each person currently employed by MCM for substantially the same amount of compensation and on substantially the same terms and conditions of employment as currently applicable to such employees. For a period of at least six (6) months following the date hereof, Sub shall provide or make available to any person who accepts an offer of employment with Sub such employee benefits (including, without limitation, insurance, severance and other benefits) of such types and amounts as made available to such person by MCM immediately prior to the date hereof and without respect to any preexisting conditions, waiting periods or other qualification requirements. Length of service for all former employees of MCM who are hired by Sub shall be 100% convened to, and shall for all purposes be deemed to be, length of service for the purpose of determining benefits to be provided to such employees by Sub. Effective as of the date hereof, Sub shall assume sponsorship of the MCMLP 401(k) Plan.

            (b) Except as otherwise provided in Section 1.4(c) hereof, MCM shall be responsible for all compensation due to MCM's employees or former employees with respect to their employment with MCM prior to the date hereof, whether or not hired by Sub.

            (c) Sub shall be responsible for perpetuating group health plan continuation coverage pursuant to Section 4980B of the Code and Section 601 through 609 of EPISA ("COBRA") for all employees, former employees and their dependents who are eligible for COBRA (the "COBRA Beneficiaries") under MCM's group health plan as of the date hereof. Sub shall indemnify and hold MCM harmless for any liability MCM incurs at any time after the Closing under the provisions of COBRA with respect to any COBRA Beneficiary who had or has a "qualifying event" (within the meaning of COBRA) before, on or after the date hereof.

      5.4 Agreement Regarding Computer Files. ARI and Sub acknowledge that MCM's access and inspection rights in respect of Consigned Inventory pursuant to
Section 2.7 may require MCM to access and review certain computer files, together with certain software related thereto. Each of ARI and Sub agrees that it shall not change, or cause to be changed, the configuration of any computer files, software or hardware relating to the Consigned Inventory without the prior written consent of MCM; provided, however, that ARI and/or Sub may modify or reconfigure any existing software system, or convert to a new software system and cease to maintain the existing system, with the prior written consent of MCM, which consent shall not be unreasonably withheld.

      5.5 Publicity; Disclosure. Except as required by applicable law, none of ARI, Sub or MCM shall disclose or permit their respective shareholders, partners, officers, directors, representatives, agents or employees to disclose the existence, terms or conditions of this Agreement or any of the transactions contemplated herein to any third party without the prior written consent of the other. The parties hereto will mutually agree in advance on the form, timing and contents of announcements and disclosures regarding the transactions contemplated herein.

      5.6 Notice of Litigation. Each of ARI, Sub and MCM shall notify the other parties immediately in the event that it receives notice, or otherwise becomes aware, of any suit, claim, investigation, action or proceeding, whether pending or threatened, against it which prevents, interferes with or adversely effects, or could reasonably be expected to prevent, interfere with or adversely effect the transactions contemplated hereby.

      5.7 Additional Agreements Regarding Certain Actions by Sub. Each of ARI and Sub hereby agree and covenant that, except with the prior written consent of MCM (or, in the event MCM nominates a director to the Board of Directors of Sub pursuant to Section 5. 1(b)(i), the consent of such MCM-nominated director), Sub shall not:

            (a) create, assume, incur or suffer any mortgage, pledge, security interest, adverse claim or other encumbrance in respect of any of its properties or assets;

            (b) sell, assign, lease (as lessor), or otherwise transfer or dispose of all or a substantial portion of its properties or assets, except for the sale of works of art and related merchandise and materials acquired from MCM hereunder in the ordinary course of Sub's business;

            (c) except for those employees of MCM who are offered employment by Sub concurrently herewith, employ any person, firm, corporation or other entity, whether as an employee, consultant or otherwise, for annual renumeration or compensation (including benefits) in excess of $100,000 per year;

            (d) increase, reduce or reclassify the authorized or issued shares of capital stock of Sub, or issue, sell, grant, commit or otherwise obligate Sub to issue, sell or grant to any person, firm, corporation or other entity (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for or carrying any rights to acquire from Sub any shares of its capital stock of any class, or (iii) any options, warrants or any other rights to acquire from Sub any shares of capital stock;

            (e) fail to take all steps necessary to maintain, preserve and protect Sub's proprietary right, title and interest in and to the properties and assets of Sub, including, without limitation, any patents, trade secrets, trademarks, trade names, assumed names, brand names, copyrights and other intellectual property rights, whether now owned or hereafter acquired;

            (f) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in the nature or line of, or its method of conducting, its business;

            (g) incur or assume any indebtedness of any kind other than indebtedness to trade creditors incurred in the ordinary course of business of Sub consistent with past practice, or agree to act, as a surety or guarantor for any other person, firm, corporation or other entity, or with respect to any other indebtedness;

            (h) do any of the following: (i) take any action for the commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law, now or hereafter in effect, (ii) consent to the entry of any order for relief in an involuntary case under any such law,
      (iii) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Sub or any substantial part of its properties, (iv) make a general assignment for the benefit of creditors, or (v) make any other arrangement or composition with creditors generally to modify the terms of payment of, or otherwise restructure Sub's obligations;

            (i) make any investments in any person, firm or corporation, whether affiliated or unaffiliated, or, except in the ordinary course of business of Sub consistent with past practice, purchase or acquire any business, property or assets of any person, firm, corporation or other entity;

            (j) enter into any transaction, including without limitation any purchase, sale, lease or exchange of any property or the rendering of any service, with an affiliate of Sub unless such transaction is in the ordinary course of business, and is upon fair and reasonable terms no less favorable to Sub than Sub would be able to obtain in a comparable arm's length transaction with a person not an affiliate;

            (k) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any capital stock of Sub, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property, or obligations of Sub;

            (l) amend, terminate, cancel or compromise any claims of Sub or waive any other rights of substantial value to Sub; or

            (in) amend, restate, change, revoke, cancel or otherwise modify any provision of the Restated Certificate of Incorporation or the By-Laws of Sub, attached hereto as Exhibit 4.1(a) and Exhibit 4.1(b), respectively, or take or cause to be taken any action in respect thereof.

      5.8 Agreement to Negotiate Subordination Agreement. MCM, Sub and ARI hereby covenant and agree to negotiate in good faith and use their reasonable best efforts to cause the execution and delivery of a Subordination Agreement among MCM, ARI and the Bank of Bloomfield Hills, in form and substance satisfactory to MCM (the "Subordination Agreement"), within thirty (30) days after the date hereof. In the event that the Subordination Agreement has not been executed and delivered within such 30-day period, then the Flat-Rate Payment referred to in Section 2.2(a)(iii) hereof shall be accelerated and become immediately due and payable in full to MCM.

                                   ARTICLE VI
                       CLOSING DELIVERIES OF ARI AND SUB

      Concurrently herewith, ARI and Sub shall deliver, or cause to be delivered, to MCM, each of the following documents:

      6.1 Sub Security Agreement. A Security Agreement, in form and substance satisfactory to MCM (the "Security Agreement"), duly executed by Sub and acknowledged by ARI, pursuant to which Sub shall grant to MCM a first priority security interest in all of Sub's assets, rights and properties on the terms and conditions described therein, together with such duly executed UCC-1 financing statements in connection therewith as MCM shall reasonably request.

      6.2 ARI Pledge and Security Agreement. A Pledge and Security Agreement, in form and substance satisfactory to MCM (the "Pledge and Security Agreement"), duly executed by ARI, pursuant to which ARI shall pledge all of the capital stock of Sub to MCM and grant to MCM a subordinated security interest in all of ARI's assets, rights and properties on the terms and conditions described therein, together with (i) one or more certificates evidencing the capital stock of Sub, (ii) one or more assignments separate from certificate duly executed by ARI in blank sufficient to transfer such stock to MCM, and (iii) duly executed UCC-1 financing statements in connection therewith as MCM shall reasonably request.

      6.3 Subleases. Sublease Agreements between Sub, as sublessee, and MCM, as sublessor (the "Sublease Agreements"), duly executed by Sub, which shall be in form and substance reasonably satisfactory to Sub and MCM, and pursuant to which ARI shall agree to sublease from MCM each of MCM's Water Tower, Gallery Lara, Woodfield Mall and Oak Brook retail gallery locations and Schaumburg facility. In connection with each Sublease Agreement, Sub shall deliver to MCM concurrently herewith: (a) a cash security deposit in an amount equal to the security deposit of MCM currently held by the lessor of such property, if any, which security deposit shall be treated, on a pass-through basis, in the same manner as MCM's security deposit under the primary lease, and (b) evidence of liability insurance policies from one or more insurance carriers reasonably satisfactory to MCM with respect to each property subject to a Sublease Agreement, each of which policies shall (i) name MCM as an additional named insured and loss payee; (ii) provide that it may not be terminated or amended without thirty (30) days' prior written notice to MCM; and (iii) provide that it is primary to any other valid and collectible insurance policies applicable to MCM and/or such premises and is not subject to contribution.

      6.4 ARI Guaranty. A Guaranty, in form and substance satisfactory to MCM (the "ARI Guaranty"), duly executed by ARI, guaranteeing to MCM the payment and performance of Sub's obligations under this Agreement and each of the agreements contemplated hereby, including, without limitation, the Security Agreement and each of the Sublease Agreements.

      6.5 Certificate of Incorporation; By-Laws. Evidence satisfactory to MCM that the Restated Certificate of Incorporation and By-Laws of Sub are in the form of Exhibit 4.1(a) and Exhibit 4.1(b) hereto, respectively, and that the same have not been amended, modified, rescinded, revoked, cancelled or otherwise changed since the date each was filed or adopted, as the case may be.

      6.6 [Intentionally Omitted].

      6.7 Authorizing Resolutions of ARI and Sub. A copy of such resolutions adopted by the board of directors of each of ARI and Sub, duly certified by the Secretary or Assistant Secretary thereof, authorizing ARI and Sub, as the case may be, to execute, deliver and perform each of their respective obligations under this Agreement and each other agreement, instrument, certificate and document contemplated hereby.

      6.8 Incumbency Certificate. One or more certificates, duly executed by the Secretary or Assistant Secretary of each of ARI and Sub, certifying to the incumbency of any officer or other person signing this Agreement or any other document related to the transactions contemplated hereby on behalf of each of ARI and Sub.

      6.9 Evidence of Insurance. One or more certificates of insurance naming MCM as an additional insured and loss payee with respect to the Consigned Inventory pursuant to Section 2.5 hereof.

      6.10 UCC Consignment Statements. The UCC Consignment Statements in respect of the Consigned Inventory pursuant to Section 2.6 hereof, duly executed by Sub and/or ARI.

      6.11 Bill of Assumption. A Bill of Assumption, duly executed by Sub, evidencing Sub's assumption of the Assumed Liabilities hereunder.

      6.12 Purchase Price; Other Payments. Cash in the amount of the Purchase Price (subject to reduction to account for any amounts paid to MCM pursuant to the Escrow Agreement as provided in Section 1.6), together with any other amounts payable to MCM pursuant to Section 6.3 (replacement security deposits).

                                  ARTICLE VII
                           CLOSING DELIVERIES OF MCM

      Concurrently herewith, MCM shall deliver, or caused to be delivered, to ARI and Sub the following documents:

      7.1 Sub Security Agreement. The Security Agreement duly executed by MCM.

      7.2 ARI Pledge and Security Agreement. The Pledge and Security Agreement duly executed by MCM.

      7.3 Subleases. Each of the Sublease Agreements, duly executed by MCM.

      7.4 Bill of Sale. A Bill of Sale, duly executed by MCM, evidencing the transfer of the Acquired Assets to Sub hereunder.

                                  ARTICLE VIII
                                INDEMNIFICATION

      8.1 Indemnification by MCM. Subject to the terms of this Article VIII, MCM covenants and agrees to indemnify and hold harmless ARI and Sub and their respective affiliates, shareholders, officers, directors, agents and employees (collectively, the "ARI Indemnified Parties") from and against any liability, loss, damage or expense (including, but not limited to, reasonable attorneys' and accountants' fees and expenses), whether or not resulting from third party claims (collectively, "Losses"), suffered by any of the ARI Indemnified Parties, which arise out of or result from:

            (a) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by MCM in this Agreement or in any agreement, instrument, certificate or other document delivered by MCM pursuant to the provisions of this Agreement;

            (b) any of the Retained Liabilities;

            (c) any other matter related to the conduct of the Business by MCM or the use or ownership of the Acquired Assets and the Excluded Assets prior to the date hereof (or the Excluded Assets following the date hereof) other than the Assumed Liabilities; or

            (d) any Taxes arising from or related to any period prior to the date hereof.

      8.2 Indemnification by ARI and Sub. Subject to the terms of this Article VIII, each of ARI and Sub, jointly and severally, covenants and agrees to indemnify and hold harmless MCM and its affiliates, partners, officers, directors, agents and employees (collectively, the "MCM Indemnified Parties") from and against any Losses suffered by any of the MCM Indemnified Parties which arise out of or result from:

            (a) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by ARI and/or Sub in this Agreement or in any agreement, instrument, certificate or other document delivered by ARI and/or Sub pursuant to the provisions of this Agreement;

            (b) the Assumed Liabilities;

            (c) the conduct by ARI and/or Sub of its business and the use of the Acquired Assets after the date hereof, but excluding Losses that arise from any events or conditions existing prior to the date hereof; or

            (d) any Taxes arising from or related to (i) the consummation of any of the transactions (including the consignment of the Consigned Inventory) contemplated hereby, or (ii) any period on or after the date hereof.

      8.3 Indemnification Payments. All indemnity payments, whether by ARI, Sub or MCM, to be made under this Agreement shall be made in immediately available funds.

      8.4 Procedure for Third Party Claims.

            (a) Each Person entitled to indemnification under this Agreement (the "Indemnified Party") shall give notice to the party or parties required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in such defense at the Indemnified Party's expense, except that the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party as they are incurred if:

                  (i) the employment has been specifically authorized by the
            Indemnifying Party in writing;

                  (ii) the Indemnifying Party has (A) declined to assume the defense and employ counsel or (B) has not, within ten (10) days after being notified of a potential claim for indemnification hereunder, provided notice of its election to assume the defense of the relevant claim or litigation; or

                  (iii) the named parties to any action (including any impleaded parties) include both an ARI Purchaser Indemnified Party and a MCM Indemnified Party, and the Indemnified Party has been advised by counsel that representation of such parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that the Indemnified Party elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall have neither the right nor the obligation to assume the defense of such action on behalf of the

            Indemnified Party). For purposes of this Section 8.4(a)(iii) solely, counsel for the Indemnified Party shall be counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party.

      The omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which (I) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation or (II) would impose an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right at all times to take over and assume control of the defense, settlement, negotiations or lawsuit relating to any claim or demand; provided, however, that if the Indemnified Party does so take over and assume control, the amount of the indemnity by the Indemnifying Party shall be limited to the amount which the Indemnifying Party is able to demonstrate that it and the claimant could have settled the matter for immediately prior to the time of assumption. In the event that the Indemnifying Party does not accept the defense of any matter as provided above, the Indemnified Party shall have the full right to defend against such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion.

            (b) The Indemnified Party shall cooperate with the Indemnifying Party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the Indemnified Party.

      8.5 Limitation of Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, the parties hereto agree that (a) the maximum liability of MCM, on the one hand, and ARI and Sub, on the other hand, pursuant to this Article VIII shall in no event exceed an amount equal to the cash portion of the Purchase Price, and (b) that MCM shall not be required to indemnify any ARI Indemnified Party, and neither of ARI or Sub shall be required to indemnify any MCM Indemnified Party, in either case, until the aggregate amount of Losses claim by the party seeking indemnification exceeds $30,000, and then only to the extent by which such Losses exceed $30,000.

      8.6 Survival. Regardless of any investigation at any time made by or on behalf of any party hereto, (a) all representations and warranties made herein shall survive the date hereof for a period of two (2) years and (b) all covenants, agreements and indemnities made hereunder or pursuant to or in connection with the transactions contemplated hereby shall survive the date hereof indefinitely.

                                   ARTICLE IX
                                 MISCELLANEOUS

      9.1 Agreement to Govern. This Agreement, including all of the Exhibits and Schedules hereto, which are incorporated herein by this reference, sets forth the entire understanding of the parties hereto and supersedes all prior oral or written agreements between them with respect to the subject matter contained herein, including, without, limitation, that certain letter agreement, dated December 3, 1996, between ARI and MCM, as the same has been extended or amended from time to time.

      9.2 Severability. The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory or common laws, rules, regulations or decisions of any court, government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation thereof, such provision shall be inoperative to the minimum extent necessary and the remainder of this Agreement shall remain binding upon the parties hereto.

      9.3 Notices and Other Communications. Every notice or other communication required or desired to be given hereunder shall be in writing and shall be delivered either by personal delivery, telegram, a nationally recognized courier service, postage-prepaid, return receipt requested, certified or registered mail, or facsimile transmission with acknowledgment of receipt, addressed to the party to whom intended at the following address:

             (a)   If to MCM:              MCM Limited Partnership
                                           c/o HKL Investors, Inc.
                                           200 West Madison Street, Suite 3800
                                           Chicago, Illinois 60606
                                           Attention: Mark S. Hoplamazian
                                           Facsimile: (312) 750-8545

                   with a copy to:         Neal, Gerber & Eisenberg
                                           Two North LaSalle Street
                                           Suite 2200
                                           Chicago, Illinois 60602
                                           Attention: Michael A. Pucker
                                           Facsimile: (312) 269-1747

             (b)   If to ARI or Sub:       Art Renaissance, Inc.
                                           17 John Street
                                           New York, New York 10038
                                           Attention: Eugene I. Schuster
                                           Facsimile: (212) 571-0966
                   with a copy to:         Seyburn, Kahn, Gin, Bess,
                                            Deitch & Serlin, P.C.
                                           2000 Town Center
                                           Suite 1500
                                           Southfield, Michigan 48075-1195
                                           Attention: David C. May
                                           Facsimile: (810) 353-3727

or at such other address as the intended recipient previously shall have designated by written notice. Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or the date of attempted delivery where delivery is refused by the intended recipient. All notices and communications delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery. Any notice transmitted by telegram or facsimile transmission shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date said notice is delivered to the telegram company for transmission or received by the recipient, respectively.

      9.4 Law to Govern. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflict of laws principles. The parties hereby irrevocable and unconditionally submit to the exclusive jurisdiction of the courts of Cook County in the State of Illinois and of the United States of America located in the City of Chicago, Illinois for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby and agree not to commence any action, suit or proceeding relating thereto except in such courts.

      9.5 Successors and Assigns. The rights and privileges under this Agreement may not be assigned and the duties and obligations under this Agreement may not be delegated by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal and legal representatives, successors and assigns. Notwithstanding any provision herein to the contrary, this Agreement and all of MCM's right, title and interest hereunder, including its right to receive payments from Sub hereunder, shall be fully assignable by MCM to any corporation, partnership, limited liability company, trust, person or entity.

      9.6 Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated by, or otherwise carry out the purposes of, this Agreement.

      9.7 Gender. Number and Headings. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this


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

Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

      9.8 Modification or Amendment. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

      9.9 Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

      9.10 Expenses. Each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, accountants and other consultants.

      9.11 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.


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

      IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the date first written above.

                                        MCM:

                                        MCM LIMITED PARTNERSHIP, an Illinois
                                        limited partnership

                                        By:   HKL Investors, Inc., its General
                                              Partner

                                              By: /s/ Mark S. Hoplamazian
                                                  ------------------------------
                                                  Mark S. Hoplamazian
                                                  President


                                        ARI:

                                        ART RENAISSANCE, INC., a Delaware
                                        corporation

                                        By:   /s/ Eugene I. Schuster
                                              ----------------------------------
                                              Eugene I. Schuster
                                              Chief Executive Officer


                                        SUB:

                                        ART RENAISSANCE CHICAGO, INC., a
                                        Delaware corporation

                                        By:   /s/ Eugene I. Schuster
                                              ----------------------------------
                                              Name:
                                              Title: C.E.O.

          [SIGNATURE PAGE TO ASSET PURCHASE AND CONSIGNMENT AGREEMENT]


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